UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

THQ INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29903 Agoura Road
Agoura Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of August 1, 2012, THQ Inc. (the “Company”) has borrowed $10.0 million under its Credit Agreement and Security Agreement (collectively, the “Credit Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). The Credit Facility provides for a $50 million revolving facility. A description of the payment and acceleration provisions and covenants and other material terms and conditions of the borrowings related to the Credit Facility is contained in the Company's Current Report on Form 8-K filed on September 28, 2011, which is incorporated into this Item 2.03 by reference.

The Company expects these borrowings to bear interest at an annual interest rate of approximately 4.0%; however, the interest rate is based on LIBOR and can fluctuate. Over the remainder of the fiscal year, the Company intends to utilize the Credit Facility up to a total amount of approximately $43 million. The proceeds will be used to fund working capital needs for the Company's upcoming slate of video games.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ Edward L. Kaufman
Date: August 7, 2012		Edward L. Kaufman,
Executive Vice President, Business and Legal Affairs